EXHIBIT 5.1

December 26, 2023

TOMI Environmental Solutions, Inc.

8430 Spires Way, Frederick

Maryland, MD 21701

Re:	TOMI Environmental Solutions, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TOMI Environmental Solutions, Inc., a Florida corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

The Registration Statement relates to the proposed resale by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), or their permitted transferees, of 2,080,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, issued to the Selling Stockholders upon conversion of the Notes pursuant to the Securities Purchase Agreement by and between the Company and the purchasers named therein, dated November 7, 2023 (the “SPA”), the 12% Convertible Note (the “Note”), and the Registration Rights Agreement by and between the Company and the purchasers named therein, dated November 7, 2023 (the “RRA”, and together with the SPA and the Note the “Offering Documents”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended Articles of Incorporation, as amended through the date hereof, and the Amended Bylaws, as in effect on the date hereof, of the Company, certain resolutions of the Company’s Board of Directors relating to the Registration Statement, the Offering Documents, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

Morgan, Lewis & Bockius llp

1400 Page Mill Road
Palo Alto, CA 94304	+1.650.843.4000
United States	+1.650.843.4001

December 26, 2023

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

We do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

The opinions expressed herein are limited to the laws of the State of Florida and the federal securities laws of United States.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

[Signature Page Follows]

December 26, 2023

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP